Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION TO STRENGTHEN MANUFACTURING

CAPABILITIES IN NORTH AMERICA;

INVESTMENTS EXPAND COMPANY’S INNOVATIVE PRODUCT OFFERING

BENTON HARBOR, Mich., May 18, 2004—Whirlpool Corporation (NYSE:WHR) today announced that it plans to invest approximately $180 million to strengthen the company’s manufacturing base in North America and extend its leadership position in the U.S. appliance industry. The 2004 investments are expected to result in a series of innovative new product introductions and improved cost competitiveness for the company’s North American business.

“These investments will support the continuing efforts of our brands and operations in North America to deliver a constant stream of innovation to customers in the U.S. domestic market and throughout the world, “ said David L. Swift, executive vice president, North American Region. “In addition, the investments will help us drive improved productivity and efficiency across our North American manufacturing platform.”

Approximately $100 million of the 2004 investment will fund initiatives at the company’s manufacturing facilities in the United States. These initiatives will lead to the production of a number of new and innovative Whirlpool brand and KitchenAid brand products, including:

•	Several significant new laundry product innovations, which will be produced at the company’s manufacturing facilities at Clyde, Ohio, and Marion, Ohio. These products include the company’s new generation of top-load washers and front-load dryers. Current plans call for an investment of up to $145 million in these Ohio-based initiatives over a three-year period. These investments remain subject to state and local incentive approvals. The projects are part of the company’s ongoing effort to expand its innovation capability and optimize its global operating platform.

•	The completion of a production line for new counter-depth, side-by-side refrigerators at Ft. Smith, Ark.

•	A new line of top-mount refrigerators at Evansville, Ind.

•	New built-in refrigeration products at Lavergne, Tenn.

•	New cooking products at Tulsa, Okla.

•	A wide range of new dishwasher models at Findlay, Ohio

These new investments, along with the company’s $100 million investment announced in November of 2003, reflect the strategic role of Whirlpool’s U.S. manufacturing base within the company’s global manufacturing and distribution network. Products from the U.S. facilities are sold to customers domestically and in markets around the world.

Approximately $80 million of the 2004 investment will be used to begin work on the expansion of the company’s washer production facility in Monterrey, Mexico, and the construction of a new refrigeration facility in Ramos Arizpe, Coahuilla. The projects are part of the company’s ongoing effort to expand its innovation capability and optimize its global operating platform.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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